CERTIFICATE OF FORMATION

                                       OF

                    ACME TELEVISION HOLDINGS OF UTAH, L.L.C.
                           A LIMITED LIABILITY COMPANY

              FIRST:   The name of the limited liability company is:



                    ACME TELEVISION HOLDINGS OF UTAH, L.L.C.

               SECOND: Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATION SERVICE COMPANY.

               IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this nineteenth day of September, A.D. 1997.




               /s/ Jonathan P. Levi
              --------------------------
              Authorized Person
              Jonathan P. Levi